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                            Securities Exchange Act of 1934

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[ ] Preliminary Proxy Statement
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                             TYCO INTERNATIONAL LTD.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


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

                            TYCO INTERNATIONAL LTD.
                                   TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833

                                                              September 29, 1995

Dear Stockholder:

    I am pleased to invite you to attend our Annual Meeting of Stockholders which will be held at 10:00 a.m. on November 14, 1995, at the Corporate Headquarters of the Company, Tyco Park, Exeter, New Hampshire 03833.

    As the accompanying notice and proxy statement describe, you are being asked to elect directors for the coming year.

    I look forward to the opportunity of meeting as many of our stockholders as possible and hope you can be present on November 14th.

    Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, please sign, date, and return the enclosed proxy at your earliest convenience.

    Thank you for your cooperation.

                                          Sincerely,




                                          L. DENNIS KOZLOWSKI
                                          Chairman and Chief Executive Officer

                            TYCO INTERNATIONAL LTD.
                              -------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

To the Stockholders of Tyco International Ltd.:

    The Annual Meeting of Stockholders of Tyco International Ltd. will be held at the corporate headquarters of the Company, Tyco Park, Exeter, New Hampshire 03833, on November 14, 1995, at 10:00 a.m. for the following purposes:

        (1) to elect eight directors for the ensuing year; and

        (2) to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

                                          By Order of the Board of Directors





                                          IRVING GUTIN,
                                          Clerk

Exeter, New Hampshire
September 29, 1995

    YOU ARE REQUESTED BY THE BOARD OF DIRECTORS OF THE COMPANY TO EXECUTE THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. THE 1995 ANNUAL REPORT OF THE COMPANY IS ENCLOSED HEREWITH.

                            TYCO INTERNATIONAL LTD.
                              -------------------
          PROXY STATEMENT FOR THE 1995 ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

    This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Tyco International Ltd. (the "Company") for use at the Annual Meeting of Stockholders to be held at the corporate headquarters of the Company, Tyco Park, Exeter, New Hampshire, 03833 on November 14, 1995, and at any adjournment thereof. Persons holding stock for others, such as brokers and nominees, are being asked to forward proxy soliciting material to their principals at the Company's expense. Further solicitation of proxies may be made personally, or by telephone, by regularly employed officers and other employees of the Company, who will receive no additional compensation for so doing. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The Company will bear the entire cost of proxy solicitation, including the fees and out-of-pocket expenses of MacKenzie Partners, Inc. which are estimated to be $8,500.

    A stockholder who gives a proxy may revoke it at any time before it is exercised.

    The Board of Directors has fixed the close of business on September 20, 1995 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on that date, there were 76,377,176 outstanding shares of Common Stock, par value $.50 per share. Holders of the Common Stock are entitled to one vote for each share held. The stock transfer books will not be closed.

    This proxy statement and form of proxy will be mailed to stockholders on or about September 29, 1995. The address of the principal executive offices of the Company is Tyco Park, Exeter, New Hampshire 03833.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

    The individuals named in the enclosed form of proxy will vote, if so authorized, to elect as directors the eight persons named in the following table, each of whom has served as a director of the Company for the period indicated. Each such person is to be elected to hold office until the next succeeding Annual Meeting of Stockholders and thereafter until his successor is chosen and qualified. The management of the Company is not aware of any reason why any of the nominees for directors will not be able to serve. If any one or more of the nominees should be unable to serve, the individuals named in the enclosed form of proxy will vote either (a) in favor of such other person or persons as the Board of Directors may at the time recommend or (b) to fix the number of directors at such lesser number as will equal the number of nominees as are able to serve.

    Information regarding the nominees, including their principal occupations during the past five years, is set forth below:

                                                                           OUTSTANDING        % OF SHARES
                                                                              COMMON           OF COMMON
          NAME, PRINCIPAL OCCUPATION AND                     DIRECTOR      STOCK OWNED        STOCK OWNED
             POSITION WITH THE COMPANY                AGE     SINCE      BENEFICIALLY (1)     BENEFICIALLY
- ---------------------------------------------------   ---    --------    ----------------    --------------
L. Dennis Kozlowski................................   48       1987           393,007(2)          (4)
  Chairman of the Board of the Company (January
  1993--present); Chief Executive Officer of the
  Company (July 1992--present); President of the
  Company (December 1989--present); President,
  Grinnell Corporation (January 1984--present);
  Director, Thiokol Corp., (aerospace and defense
  products) (August 1993--present); Director,
  Applied Power Inc. (control products) (July
  1994--present); Director, Raytheon Company
  (electronic systems and equipment) (June
  1995--present)
Joshua M. Berman++.................................   57       1967            18,000             (4)
  Counsel to Kramer, Levin, Naftalis, Nessen, Kamin
  & Frankel (counselors at law); Secretary of the
  Company (3)
Richard S. Bodman*.................................   57       1992             5,048             (4)
  Senior Vice President, Corporate Strategy and
  Development, AT&T Corporation (communications)
  (August 1990--present); President, Washington
  National Investment Corp. (private investment
  company) (March 1985--August 1990)
John F. Fort, III+.................................   53       1982            37,395             (4)
  Chairman of the Board of the Company (1982--
  December 1992); Chief Executive Officer of the
  Company (1982--June 1992); Director, Dover
  Corporation (diversified manufacturer) (November
  1989--present); Director, Scott Paper Company
  (paper products) (March 1993--present)
Stephen W. Foss+...................................   53       1983            13,006             (4)
  President, Foss Manufacturing Company, Inc.
  (manufacturer of non-woven fabrics) (1969--
  present)
Richard A. Gilleland...............................   51       1994           --                   --
  President and Chief Executive Officer, AMSCO
  International, Inc. (infection control products)
  (July 1995--present); Senior Vice President of
  the Company (October 1994--July 1995); President
  and Chief Executive Officer, The Kendall Company
  (July 1990--July 1995); Director, OrNda Health
  Corp. (health care services management) (November
  1991--present); Director, Remington Arms Company,
  Inc. (firearms and ammunition) (March
  1994--present); Director, Physicians Resource
  Group (physician practice management services)
  (June 1995--present)

                                                                           OUTSTANDING        % OF SHARES
                                                                              COMMON           OF COMMON
          NAME, PRINCIPAL OCCUPATION AND                     DIRECTOR      STOCK OWNED        STOCK OWNED
             POSITION WITH THE COMPANY                AGE     SINCE      BENEFICIALLY (1)     BENEFICIALLY
- ---------------------------------------------------   ---    --------    ----------------    --------------
Philip M. Hampton*++...............................   62       1985            20,000             (4)
  Chairman of the Board, Metzler Corporation
  (investment bank) (October 1989--present);
  Director & Vice Chairman (Retired), Bankers Trust
  New York Corporation (banking) (1986--1989)
Frank E. Walsh, Jr.+*..............................   54       1992            24,517             (4)
  Chairman, Wesray Capital Corporation (investment
  banking) (1989--present); Director, Outlet
  Communications, Inc. (broadcasting) (1986--
  present)

- ------------

+ Member of Audit Committee

* Member of Compensation Committee

++ Member of Nominating Committee

(1) The amounts shown are the number of shares of Common Stock owned beneficially as of September 20, 1995, based on information furnished by the persons named. For purposes hereof, a person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares.

(2) The amount shown includes 95,000 shares awarded Mr. Kozlowski under the Company's 1994 Restricted Stock Ownership Plan for Key Employees, on which restrictions have not yet lapsed.

(3) The law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel has performed and will perform legal services for the Company during the current fiscal year.

(4) Less than 1%.

    The Board of Directors held eight meetings during the 1995 fiscal year. Directors receive a fee of $3,333 per month. Fees are not paid for membership on any committee of the Board. Directors may make an irrevocable election each year to defer all or a portion of their annual fees into an account containing phantom shares of the Company's stock. The account is also credited with an amount equal to the dividends which would have been earned on the shares if owned. Participants will receive payments from their account in cash, in either a lump sum or annual installments, beginning five years after the original deferral or at the termination of serving on the Company board, if earlier.

    The Board has an Audit Committee which reviews the internal controls of the Company. It meets with appropriate Company financial personnel as well as the Company's independent accountants. The Audit Committee reviews the scope and results of the professional services provided by the Company's independent accountants and the fees charged for such services and makes such recommendations to the Board as it deems appropriate, including recommendations as to the appointment of independent accountants. The Audit Committee met two times in fiscal 1995.

    The Board has a Compensation Committee which oversees the compensation and benefits of executive officers and key managers of the Company and administers the 1978, 1983 and the 1994 Restricted Stock Ownership Plans for Key Employees, the Tyco Incentive Compensation Plan, the 1995 Stock Option Plan and the Key Employee Loan Program. The Committee met three times in fiscal 1995.

    The Board has a Nominating Committee which makes recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Nominating Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Clerk of the Company at the Company's corporate headquarters in Exeter, New Hampshire in time to be received not less than 90 days in advance of the date (in the current year) of the Company's proxy statement issued in connection with the Annual Meeting of stockholders. Any such recommendation should include the name and address of the candidate, a brief biographical description or statement of the qualifications of the candidate and the candidate's signed consent to being named as a nominee in the Company's proxy statement, if nominated, and to serve as a director if elected. Committee members communicated with one another informally, but did not hold a formal meeting in fiscal 1995.

    Each director who served during fiscal 1995 attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he served.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TYCO

    The following table sets forth, as of September 20, 1995, the beneficial ownership of Tyco Common Stock by (i) those persons known by the Company to own beneficially more than 5% of the outstanding shares of Tyco Common Stock; (ii) each of the executive officers named under "Executive Compensation" below (other than Mr. Kozlowski and Mr. Gilleland); and (iii) all directors and officers of the Company as a group. See "Nominees for Directors" above for the beneficial ownership of Tyco Common Stock by Mr. Kozlowski, Mr. Gilleland and other directors of the Company.

                                                                 OUTSTANDING         % OF OUTSTANDING
                                                                 COMMON STOCK          COMMON STOCK
    BENEFICIAL OWNER                                          BENEFICIALLY OWNED    BENEFICIALLY OWNED
- -----------------------------------------------------------   ------------------    -------------------
FMR Corp.(1)...............................................        9,679,650               12.7%
  82 Devonshire Street
  Boston, Massachusetts 02109
J.P. Morgan & Co. Incorporated(2)..........................        6,190,825               8.1%
  60 Wall Street
  New York, New York 10260
John C. Armacost(3)........................................           75,000                 *
Robert P. Mead(4)..........................................           49,361                 *
Mark H. Swartz(5)..........................................           52,612                 *
All directors and officers as a group (15 persons).........          824,099               1.1%

- ------------
* Less than 1%

(1) In a Schedule 13G, with information as of December 31, 1994, FMR Corp. reported that such shares were not acquired for the purpose of acquiring or influencing control of the Company and that it has sole dispositive power over 9,679,650 shares and sole voting power over 356,991 shares.

(2) In a Schedule 13G, with information as of December 31, 1994, J.P. Morgan & Co. Incorporated reported that such shares were not acquired for the purpose of acquiring or influencing control of the Company and that it has sole dispositive power over 6,057,215 of such shares and shared dispositive power over 123,910 of such shares, and sole voting power over 3,605,550 of such shares, and shared voting power over 80,160 of such shares, all of which shares are held for the benefit of its separate accounts.

(3) Includes 14,000 shares awarded Mr. Armacost under the 1983 Restricted Stock Plan on which restrictions have not yet lapsed.

(4) Includes 2,000 shares awarded Mr. Mead under the 1983 Restricted Stock Plan on which restrictions have not yet lapsed. Includes 12,000 shares awarded Mr. Mead under the 1994 Restricted Stock Plan on which restrictions have not yet lapsed.

(5) Includes 41,500 shares awarded to Mr. Swartz under the 1994 Restricted Stock Plan on which restrictions have not yet lapsed.

EXECUTIVE COMPENSATION

    The table below presents the annual and long-term compensation for services in all capacities to the Company for those persons who were, at June 30, 1995,
(i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                LONG-TERM                ALL OTHER
                            ANNUAL COMPENSATION(7)                            COMPENSATION            COMPENSATION(12)
                       --------------------------------               -----------------------------   ----------------
                                                                        AWARDS         PAYOUTS
                                                                      ----------   ----------------
                                                                      RESTRICTED      LONG-TERM
 NAME AND PRINCIPAL    FISCAL                                           STOCK         INCENTIVE
        POSITION        YEAR      SALARY       BONUS      OTHER(8)    AWARDS(9)      PLAN PAYOUTS
- ---------------------  ------   ----------   ----------   ---------   ----------   ----------------
L. Dennis               1995    $1,000,000   $1,000,000   $  77,638                   $1,375,000(10)      $ 39,695
Kozlowski(2).........   1994     1,000,000      585,000      40,000                                         11,990
 Chairman of the Board  1993       920,000            0      36,667                                         14,019
 and Chief Executive    1992       920,004            0      30,000                                         10,785
 Officer                1991       920,004            0      42,332                                         10,529

John C.                 1995       300,000      963,418       4,339                                         35,399
Armacost(3)..........   1994       295,833      763,000           0                                         14,336
 Vice President--       1993       250,000      274,000           0                                         13,499
 President, Ludlow      1992       250,000      240,000           0                                         12,877
 Corporation            1991       247,917      218,000       6,779                                         12,621

Richard A.              1995       630,000    1,804,320      84,860                                         13,105
Gilleland(4).........
 Senior Vice
 President--President,
 The Kendall Company

Robert P. Mead(5)....   1995       325,000      971,085       3,207                                         17,457
 Vice President         1994       322,913      587,000           0                                         14,430
 President, Worldwide
 Flow Control

Mark H. Swartz(6)....   1995       275,000      550,000           0                      550,000(11)         6,713
 Vice President--Chief
 Financial Officer

- ------------

 (1)  The table presents compensation data for Mssrs. Kozlowski and Armacost for all five fiscal years, Mr. Mead, who first became an executive officer of the Company during fiscal 1994, for the entire years of fiscal 1995 and 1994 but not for any prior year, and Mr. Gilleland and Mr. Swartz, who first became executive officers of the Company during fiscal 1995, for the entire year of fiscal 1995 but not for any prior year.

 (2)  L. Dennis Kozlowski was named Chief Executive Officer of the Company effective July 1,
      1992 and Chairman of the Board effective January 1, 1993. He has been President of the
      Company since December 1989 and President of Grinnell Corporation since January 1984.

 (3)  John C. Armacost resigned his position as an officer of the Company and as President of
      Ludlow Corporation effective July 1, 1995. Under a salary continuation program, he will continue to receive his current compensation package, excluding bonus, through June
      1997.

 (4)  The Company acquired The Kendall Company on October 19, 1994 and Richard A. Gilleland
      was named a Senior Vice President of the Company at that time. He was also President and Chief Executive Officer of The Kendall Company. On July 10, 1995 Mr. Gilleland
      resigned from the Company as an officer; however, he continued as a Director.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (5)  For fiscal 1995, Mr. Mead's bonus was payable to him as part cash ($739,700) and part stock (4,207 shares).
 (6)  Mark H. Swartz was named Vice President-Chief Financial Officer on February 7, 1995.
 (7)  Under the Tyco International Ltd. Deferred Compensation Plan, the amount of total salary and bonus that has been deferred for fiscal 1995 is as follows: Mr. Kozlowski -
      $800,000, Mr. Armacost--$1,012,918, Mr. Mead--$200,000, and Mr. Swartz--$51,800.
 (8)  Amount includes director's fees and other miscellaneous reimbursements for Mr.
      Kozlowski and Mr. Gilleland, and, for all applicable persons, the imputed interest on loans under the Key Employee Loan Program reflecting the difference between the interest rate thereunder and the average prime rate for the year.
 (9)  Recipients of restricted shares have the right to vote such shares and to receive dividends. The number and value of shares held at June 30, 1995 on which restrictions have not lapsed were as follows: Mr. Kozlowski--95,000 shares, $5,130,000; Mr.
      Armacost--14,000 shares, $756,000; Mr. Mead--2,000 shares, $108,000; and Mr.
      Swartz--41,500 shares, $2,241,000. The market value at June 30, 1995 was $54 per share which represents the closing price on that date. For the fiscal 1995 year, the number and value (as of the date of vesting) of shares on which restrictions lapsed were
      (excluding those shares described in footnotes 10 and 11): Mr. Armacost--7,000 shares,
      $364,000; Mr. Gilleland--1,294,850 shares, $68,287,152; Mr. Mead--4,000 shares,
      $202,188; and Mr. Swartz--500 shares, $27,313.
(10)  For performance in fiscal 1995 under the Tyco Incentive Compensation Plan, Mr.
      Kozlowski earned 60,000 shares. Of this amount, 25,000 shares were paid-out from the long term incentive plan award of 120,000 shares granted during August 1994 (see description in following table). The amount listed in the table above of $1,375,000 reflects the fair market value of the 25,000 shares on the date of payment ($55 per share). The remaining 35,000 shares are not listed in the table above as these represent final payouts from prior year stock plans which provided grants in fiscal
      1989 and 1990. The value of the 35,000 shares at date of payment was $1,925,000 ($55 per share).
(11)  For performance in fiscal 1995 under the Tyco Incentive Compensation Plan, Mr. Swartz earned 10,000 shares. The amount listed in the table above of $550,000 reflects the fair market value of the 10,000 shares on the date of payment ($55 per share).
(12)  Amount includes company paid life insurance premiums of $4,822 for Mr. Gilleland, amounts contributed to a Supplemental Executive Retirement Plan ("SERP") of $21,000 for
      Mr. Kozlowski, $2,283 for Mr. Gilleland and $875 for Mr. Mead, and amounts contributed or accrued under the Company's defined contribution retirement plan as follows: Mr.
      Kozlowski--$9,000; Mr. Armacost--$10,500; Mr. Gilleland--$6,000; Mr. Mead--$10,500; and
      Mr. Swartz - $6,454. Amount also includes interest credited on deferred compensation in excess of 120% of the Applicable Federal Long-Term Rate as follows: Mr.
      Kozlowski--$9,695; Mr. Armacost -$24,899; Mr. Mead--$6,082; and Mr. Swartz--$259.

    The following table sets forth certain information regarding long-term incentive plan awards during fiscal 1995 to the individuals named in the Summary Compensation Table:

              LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                               ESTIMATED FUTURE PAYOUTS
                                                                          UNDER NON-STOCK PRICE-BASED PLANS
                                                                  --------------------------------------------------
                          NUMBER OF          PERFORMANCE OR
                        SHARES, UNITS      OTHER PERIOD UNTIL
   NAME                OR OTHER RIGHTS    MATURATION OR PAYOUT    BELOW THRESHOLD (#)    THRESHOLD (#)    TARGET (#)
- --------------------   ---------------    ---------------------   --------------------   -------------    ----------
L. D. Kozlowski.....       120,000               3 years                   0                 60,000         120,000
M. H. Swartz........        50,000               5 years                   0                 25,000          50,000

    The above table reflects shares awarded under the 1994 Restricted Stock Ownership Plan for Key Employees which will be earned in accordance with performance criteria specified under the Company's Incentive Compensation Plan. The performance plan encompasses a three-year cycle tied principally to earnings per share growth of the Company. If certain threshold earnings growth levels are achieved by the Company, Mr. Kozlowski and Mr. Swartz can earn annual stock payouts ranging from 20,000 to 60,000 shares and 5,000 to 15,000 shares, respectively. If the maximum number of shares are earned prior to the end of the three year cycle, additional awards can be provided at the discretion of the Compensation Committee, subject to annual grant limitations established by the Tyco Incentive Compensation Plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") sets the level of compensation and benefits for the Company's executive officers and key managers and oversees the administration of executive compensation programs. The Compensation Committee is composed solely of independent directors, and none of these directors has any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements.

    The Compensation Committee's executive compensation policies are designed to:

    . Attract and retain senior executives who will contribute to the long-term success and growth of the Company;

    . Reward executives for increased profitability and resulting increased stockholder value by closely aligning the financial interests of senior executives with those of stockholders;

    . Provide equitable compensation within a competitive framework of comparable industrial companies;

    . Emphasize the importance of stockholder interests through heavily weighting the top executives' compensation with grants of restricted stock.

    The Compensation Committee seeks to achieve these goals through a compensation program applicable to all corporate officers and to the operating unit officers reporting directly to the Chief Executive Officer. The program consists primarily of:

    . Base pay--based upon levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievements;

    . Annual incentive bonuses--paid in cash and/or stock based upon achievement of annual earnings and working capital targets established for the relevant business unit and/or the overall performance of Tyco;

    . Long-term, equity-based incentive compensation--tied to stockholder return in that the value of the executive's stockholdings fluctuates with the movement in stock price. The restricted stock program consists of grants which vest annually over periods of three to ten years. The lapse of restrictions occurs either as a result of attaining certain performance based criteria if subject to the Tyco Incentive Compensation Plan or through passage of time for awards not subject to the Tyco Incentive Compensation Plan. The number of shares awarded is based upon certain financial and management performance targets as well as the individual's potential for future contribution to the Company. The principal purpose of the restricted stock program is to encourage executives to enhance the value of the Company and, therefore, the price of the Company's stock and the return to stockholders. Additionally, this component of the compensation program creates an incentive for the individual to remain with the Company until restrictions on all shares have lapsed.

    In determining competitive compensation levels, the Compensation Committee analyzes information from several independent surveys, which include information regarding comparably-sized industrial companies. Since the Company's market for executive talent extends beyond its own industries, the survey data include companies outside the industrial classifications represented in the Dow Jones Industrial--Diversified Index referred to below under "Stockholder Return Performance Presentation."

    The named executive officers in the Company's annual proxy statement are participants in the Tyco Incentive Compensation Plan (the "Incentive Plan"). Through the Incentive Plan, the named executives can each earn a cash bonus as well as vest in shares subject to restricted stock grants based on the attainment of certain performance goals. These performance goals are based on three business criteria for the chief executive officer and named corporate officers: The Company's growth in earnings per share, increases in earnings before tax and improvement in operating cash flow, each as defined. For those named executives who have divisional operating responsibilities, the performance targets are measured through improvement in division earnings before interest and tax as defined, as well as achieving certain working capital goals. Specific annual targets for the performance measures under the Incentive Plan are established in writing by the Compensation Committee within 90 days of the beginning of the fiscal year to which the performance goals relate. Prior to any payments from the Incentive Plan, the Compensation Committee will verify that the performance goals have been satisfied.

    During fiscal 1994, the Board of Directors adopted the 1994 Restricted Stock Ownership Plan for Key Employees (the "1994 Restricted Stock Plan"). This plan allows the Compensation Committee to continue its emphasis on long-term, equity based compensation by granting restricted stock to the named executive officers as well as other key members of the Company management. The 1994 Restricted Stock Plan is an integral part of the Incentive Plan because a significant component of the compensation thereunder may result from the vesting of shares with respect to stock grants if the stated performance goals are met.

    The Internal Revenue Code, as amended by the Omnibus Budget Reconciliation Act of 1993, requires stockholder approval to assure continued tax deductibility of performance based compensation over $1 million paid to the Chief Executive Officer and the four other highest paid executive officers. In light of this new tax law, the Compensation Committee has determined, where practicable, to modify executive incentive plans so as to maximize the tax deductibility of compensation paid to its top executive officers. The Compensation Committee has structured the performance-based portion of its executive officers' compensation (which currently consists of the Tyco Incentive Compensation Plan, approved by the stockholders at the Company's Annual Meeting on October 19, 1994) in a manner intended to comply with these new Internal Revenue Code provisions. The fiscal 1995 incentive awards were granted in accordance with the Tyco Incentive Compensation Plan.

    The Compensation Committee believes that the overall performance of its most senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of the Company and its stockholders. While achieving certain predetermined goals is fundamental to earning incentive payments, neither the Compensation Committee nor management can anticipate unusual events which may have a material effect on the ability to achieve the desired results, but which may be entirely beyond the control of management. Under certain circumstances, the Compensation Committee's use of discretion in determining amounts of compensation may be appropriate. In those situations, compensation may not be fully deductible on the Company's tax return. However, the Compensation Committee does not believe that such loss of deductibility will have a material effect on the results of operations or the financial condition of the Company.

    Annually, the Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and his recommendations with respect to the appropriate compensation awards. The Compensation Committee also reviews with the Company's

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
Chief Executive Officer the financial and other objectives for each of the executive officers for the following year.

    The Compensation Committee meets shortly after the end of each fiscal year to consider and make its determination regarding the total compensation of the Chief Executive Officer for the ensuing year. The Compensation Committee determines such compensation based on its assessment of the individual performance of the Chief Executive Officer, a review of the Company's operating performance (including such factors as revenues, operating income, earnings per share and cash flow generation), an analysis of total returns to stockholders relative to total returns with respect to the shares of comparable companies, and a review of compensation of the chief executive officers of companies in similar businesses and of comparable size. In accordance with the Tyco Incentive Compensation Plan, the Compensation Committee awarded Mr. Kozlowski a cash bonus of $1,000,000 and allowed the restrictions to lapse on 25,000 shares of restricted stock awarded under the 1994 Restricted Stock Ownership Plan for Key Employees in addition to the 35,000 shares of stock awarded under previous plans for which restrictions lapsed during fiscal 1995. In reviewing the appropriateness of Mr. Kozlowski's overall compensation package, the Compensation Committee considered the specific performance criteria provided in the Tyco Incentive Plan as well as the following factors: (i) the successful acquisition and integration of Kendall International, Inc., a $900 million manufacturer and distributor of disposable medical supplies and devices; and
(ii) the Company's strong operating performance in fiscal 1995 as reflected by the fact that, excluding transaction costs and extraordinary item, income before income taxes increased by $93.7 million, or approximately 29% over fiscal 1994, and for the same period earnings per share increased by 28%.

                              -------------------

    MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF TYCO
                          RICHARD S. BODMAN, CHAIRMAN
                               PHILIP M. HAMPTON
                              FRANK E. WALSH, JR.

KEY EMPLOYEE CORPORATE LOAN PROGRAM

    The Board of Directors has established the 1983 Key Employee Corporate Loan Program as amended (the "Loan Program") with loan proceeds to be used for the payment of taxes due as a result of the vesting of ownership of shares of Common Stock under the 1983 or 1994 Restricted Stock Ownership Plans.

    The Loan Program is administered by the Compensation Committee. The Compensation Committee may authorize a maximum amount of loans per participant up to a maximum of five times the participant's annual salary (base salary plus bonus) determined at the date of the loan application. The loans are unsecured. Loans under the Loan Program generally bear interest at the Company's incremental short-term borrowing rate with some loans granted prior to January 1, 1993 bearing interest at 8%. A potential participant's credit-worthiness will be considered before a loan is authorized. Loans are generally repayable in ten years or when the participant reaches age 69, whichever occurs first, except that earlier payments must be made in the event that the participant's employment with the Company or its subsidiaries terminates. The participant is also required to make loan payments upon the sale or other disposition of shares (other than gifts to certain family members) with respect to which loans have been granted.

    At June 30, 1995, the amount of loans outstanding under the Loan Program totaled $8,428,094 of which $3,502,869 was loaned to Mr. Kozlowski; $424,384 to Mr. Armacost; $301,185 to Mr. Mead; and $16,211 to Mr. Swartz.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the Dow Jones Industrial--Diversified Index for each of the five years in the period ended June 30, 1995.


                  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG TYCO INTERNATIONAL LTD., THE S&P 500 INDEX AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX

                             6/90   6/91    6/92    6/93    6/94    6/95
                         ---------------------------------------------------
 TYCO INTERNATIONAL LTD.      100     85     61     75      84       99
 S&P 500                      100    107    122    138     140      177
 DOW JONES                    100    100    111    134     138      165
  INDUSTRIAL-DIVERSIFIED

 * $100 invested on 6/30/90 in stock or index -
   Including reinvestment of dividends.
   Fiscal year ending June 30.


    The graph below shows the cumulative total return to the Company's stockholders since July 1992, the point at which Mr. Kozlowski became Chief Executive Officer, compared with the same indices shown in the previous graph, thus illustrating the relative performance of the Company during the period of his leadership.

                       COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG TYCO INTERNATIONAL LTD., THE S&P 500 INDEX
                      AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX


                             6/92       6/93        6/94         6/95
                         ---------------------------------------------------
 TYCO INTERNATIONAL LTD.      100     123            138         163
 S&P 500                      100     114            115         145
 DOW JONES                    100     120            125         148
  INDUSTRIAL-DIVERSIFIED

 * $100 invested on 6/30/92 in stock or index -
   Including reinvestment of dividends.
   Fiscal year ending June 30.


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
                            INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Coopers & Lybrand L.L.P. to be the independent public accountants to audit the consolidated financial statements of the Company for the year ending June 30, 1996. Coopers & Lybrand L.L.P. was first appointed during fiscal 1994.

    Representatives of Coopers & Lybrand L.L.P. expect to be present at the meeting, and, while they do not plan to make a statement at the meeting, such representatives will be available to respond to appropriate questions from stockholders in attendance.

    Audit services performed by Coopers & Lybrand L.L.P. for the year ended June 30, 1995 included the examination of the consolidated financial statements of the Company and its subsidiaries.

                          FUTURE STOCKHOLDER PROPOSALS

    Any stockholder proposal intended for inclusion in next year's proxy statement should be sent to the Clerk of the Company at Tyco Park, Exeter, New Hampshire 03833, and must be received by June 2, 1996.

            ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

    Copies of the Annual Report (Form l0-K) of the Company for the year ended June 30, 1995 as filed with the Securities and Exchange Commission (without exhibits), are available to stockholders free of charge by writing to: Investor Relations, Tyco International Ltd., Tyco Park, Exeter, New Hampshire 03833.

                                    GENERAL

    The enclosed proxy is solicited on behalf of the Company's Board of Directors. Unless otherwise directed, the individuals named in the enclosed proxy will vote to elect the directors named herein.

    The Board of Directors of the Company is not aware of any other matter which is to be presented for action at the meeting. If any matter other than those described herein does properly come before the meeting, the individuals named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

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